Exhibit 10.01d

MONRO MUFFLER BRAKE, INC.

2007 STOCK INCENTIVE PLAN

AMENDMENT No. 4

WHEREAS, the Board has received a report from the Chairman of the Compensation Committee (the “Committee”), advising that the Committee recommends that the 2007 Stock Incentive Plan (the “2007 Plan”) be amended to limit the post-termination exercise period of stock options issued under the 2007 Plan to no later than the respective stock option’s original expiration date and to remove the six-month waiting period for an optionee to utilize shares to pay for an option exercise; and

WHEREAS, the Board believes that amending the 2007 Plan is in the best interests of the Company and its stockholders; and

WHEREAS, pursuant to Article 11 of the 2007 Plan, the Board may amend the 2007 Plan provided that any amendment that would (i) materially increase the aggregate number of shares which may be issued under the Plan, (ii) materially increase the benefits accruing to employees under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Company’s stockholders; and

WHEREAS, the Board believes that the amendments do not require approval of the Company’s stockholders because the amendments will not (i) materially increase the aggregate number of shares which may be issued under the Plan, (ii) materially increase the benefits accruing to employees under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan;

NOW, THEREFORE, pursuant to and in exercise of the authority retained by the Board under Article 11 of the 2007 Plan, the 2007 Plan is hereby amended, effective May 16, 2012 to provide as follows:

1.	Clause (ii) of Section 5.6, “Exercise and Payment,” is replaced in its entirety with the following:

Shares having a Market Price equal to the aggregate option price for the shares of Common Stock being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such shares of Common Stock have been held by the optionee for no less than such period established from time to time by the Committee, if any, or generally accepted accounting principles.

2.	The first sentence of Section 8.1, “General Rule,” is replaced in its entirety with the following:

Except as expressly determined by the Committee in its sole discretion or as set forth in this Article 8, (x) the unvested portion of an Option shall terminate upon the termination of employment or service with the Company or a subsidiary for any reason and (y) the vested portion of an Option shall not be exercisable after thirty (30) days following the recipient’s termination of employment or service with the Company or a subsidiary, or if earlier, after the Option’s original expiration date.

3.	The first sentence of Section 8.2, “Disability or Retirement,” is replaced in its entirety with the following:

Except as expressly provided otherwise in the written agreement relating to any Option granted under the Plan, in the event of the Disability or Retirement of a recipient of Options, the Options which are held by such recipient on the date of such Disability or Retirement, to the extent exercisable on the date of Disability or Retirement, shall be exercisable for up to one (1) year following such Disability or Retirement, but no later than the Option’s original expiration date.

4.	The first sentence of Section 8.3, “Death,” is replaced in its entirety with the following:

In the event of the death of a recipient of Options while an employee or director of the Company or any subsidiary, Options which are held by such employee or director at the date of death, whether or not otherwise exercisable on the date of death, shall be exercisable by the beneficiary designated by the employee or director for such purpose (the “Designated Beneficiary”) or if no Designated Beneficiary shall be appointed or if the Designated Beneficiary shall predecease the employee or director, by the employee’s or director’s personal representatives, heirs or legatees, at any time within one (1) year from the date of death, but no later than the Option’s original expiration date, if earlier, at which time such Options shall terminate.

5.	The 2007 Plan, except as otherwise set forth herein, shall remain in full force and effect in all other respects.